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                                                                     EXHIBIT 5.1





713-308-5864


September 18, 1998


Eagle Geophysical, Inc.
50 Briar Hollow Lane, 6th Floor
Houston, Texas 77027

Gentlemen:

    We have acted as counsel to Eagle Geophysical, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-4 (the "Registration Statement") being filed with the Securities and Exchange Commission on this date relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the offer by the Company (the "Exchange Offer") of an aggregate principal amount of $100 million of its 10 3/4% Senior Notes due 2008, Series B (the "Exchange Notes"), to be exchanged for up to an equal aggregate principal amount of its outstanding
10 3/4% Senior Notes due 2008, Series A (the "Private Notes"). The Exchange Notes are to have terms substantially identical in all material respects to the Private Notes, except that such Exchange Notes will not contain terms with respect to transfer restrictions. The Exchange Notes are proposed to be issued in accordance with the provisions of the Indenture, dated as of July 20, 1998, between the Company and Chase Bank of Texas, National Association, as Trustee (the "Indenture").

    As the basis for the opinions expressed below, we have examined the Registration Statement, the Prospectus contained therein, the Indenture, which is filed as an exhibit to the Prospectus, and such statutes, regulations, corporate records and documents, certificates of corporate and public officials and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed (i) that the signatures on all documents that we have examined are genuine, (ii) the authenticity of all documents submitted to us as originals, and (iii) the conformity with the original documents of all documents submitted to us as copies.

    In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective, (ii) the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes will be issued and exchanged in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement.
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Eagle Geophysical, Inc.
Page Two


    Based upon the foregoing, subject to the qualifications hereinafter set forth, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Exchange Notes proposed to be issued pursuant to the Exchange Offer have been duly authorized for issuance and, subject to the Registration Statement becoming effective under the Securities Act and in compliance with any applicable state securities laws, when executed, authenticated, issued, delivered and exchanged in accordance with the Exchange Offer and the Indenture, will be legally issued and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

    The opinion expressed above with respect to the Exchange Notes is subject to the qualifications (x) that the enforcement of the Exchange Notes may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and (y) that a waiver of rights under any usury laws may be unenforceable. Furthermore, we express no opinion as to the enforceability of any provisions of the Exchange Notes that would require the performance thereof in the presence of fraud or illegality on the part of the holders of the Exchange Notes or the Trustee.

    The opinions expressed herein are limited exclusively to the federal laws of the United States of America, the laws of the State of Texas and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

    This opinion is rendered solely for the benefit of the Company and is not to be used, circulated, copied, quoted or referred to without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements made with respect to us under the caption "Legal Matters" in the Prospectus included as part of the Registration Statement.

Very truly yours,

GARDERE WYNNE SEWELL & RIGGS, L.L.P.



By:   /s/ WILLIAM MARK YOUNG, PARTNER
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          William Mark Young, Partner